Exhibit 99.1

Core-Mark Announces 3rd Quarter Financial Results and Provides Updated Sales Guidance for 2007

South San Francisco, California – November 9, 2007 – Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the leading broad-line distributors in the United States, announced financial results for the third quarter ended September 30, 2007.

Net income for the third quarter of 2007 was $3.3 million, or $0.30 per diluted share, compared with $4.4 million, or $0.40 per diluted share, for the same period in 2006. The third quarter of 2007 includes a pre-tax $5.2 million bad debt charge related to two customers. For the first nine months of 2007, net income was $19.0 million, or $1.69 per diluted share, compared with $13.0 million, or $1.19 per diluted share for the first nine months of 2006. In addition to the bad debt charge, year-to-date earnings also include a pre-tax $13.3 million tax refund and other items. Attached is a table that includes these and other items which affect comparability for both periods.

“I am pleased with the overall quality of the earnings for the quarter despite the incremental charge for bad debts that we had to absorb. Our remaining gross profit continues to increase as a result of our marketing strategies,” said Michael Walsh, President and Chief Executive Officer of Core-Mark.

Net sales approximated $1.48 billion for the third quarters of both 2007 and 2006. Early September marked the one year anniversary of the implementation of a decision by a major Canadian cigarette manufacturer, Imperial Tobacco, to start to deliver its products directly to retail stores. The Company grew other sales 4.9% this quarter which offset the lost incremental sales of $72.8 million attributable to Imperial’s actions. In addition to the loss of the Imperial volume, cigarette carton sales were down 2.8% which is below a reported national decline of 3% to 4% according to one U.S. manufacturer. The Company believes that declining cigarette consumption will require the industry to recapture profits from other categories. Non-cigarette sales improved 8.2% over last year’s third quarter, as the Company’s marketing initiatives continued to gain momentum in higher margin categories. For the first nine months of 2007, net sales increased 4.5% to approximately $4.2 billion compared with approximately $4.0 billion for the first nine months of 2006.

“While sales will be below our expectations for the second half of 2007, revenue growth in 2008 should be solid with recently secured customer gains that will commence in early 2008 in addition to our expansion into Toronto,” said Mr. Walsh.

Guidance for 2007

Management is revising its estimate for full year sales from $5.75 billion to $5.60 billion based primarily on continued weakness in cigarette carton sales and, to a lesser degree, on a few specific sales opportunities that have not been realized to date. The Company does not expect the reduction in these sales for the full year to significantly impact its annual earnings. Capital expenditures are expected to remain at approximately $24 million for 2007.

Investors Conference Call

Core-Mark will host an earnings call on Tuesday, November 13th, 2007 at 9:00 a.m. Pacific time where management will review the results of the third quarter ended September 30, 2007. The call may be accessed by dialing 1-800-661-2563 using the code 19588145. The call can also be listened to on the internet website www.core-mark.com.

An audio replay will be available for two weeks following the call by dialing 888-843-8996 using the same code. The replay will also be available via webcast at www.core-mark.com.

Core-Mark

Core-Mark is one of the largest broad-line, full-service wholesale distributors of packaged consumer products to the convenience retail industry in North America. Founded in 1888, Core-Mark provides distribution and logistics services as well as marketing programs to over 21,000 retail locations in 45 states and five Canadian provinces through 24 distribution centers, two of which Core-Mark operates as third party logistics providers. Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry consumer packaged goods. For more information, please visit www.core-mark.com

Safe Harbor

Except for historical information, the statements made in this press release are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.

Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those discussed in such forward looking statements.

Factors that might cause or contribute to such differences include, but are not limited to our dependence on the convenience store industry for our revenues; competition; price increases; our dependence on relatively few suppliers; the low-margin nature of cigarette and consumable goods distribution; certain distribution centers’ dependence on a few relatively large customers; competition in the labor market and collective bargaining agreements; product liability claims and manufacturer recalls of products; fuel price increases; our dependence on our senior management and key personnel; currency exchange rate fluctuations; our ability to borrow additional capital; governmental regulations and changes thereto; earthquake and natural disaster damage; failure or disruptions to our information systems; our material weakness in internal controls over financial reporting; a general decline in cigarette sales volume; competition from sales of deep-discount brands and illicit and other low priced sales of cigarettes. See the “Risk Factors” section included in our Form 10-K, our most recent Form 10-Q and all other information discussed in our filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that may affect our business. Except as provided by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Ms Milton Gray Draper, Director of Investor Relations at 650-589-9445 X3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

(Unaudited)

	September 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$14.8	$19.9
Restricted cash	11.5	9.3
Accounts receivable, net of allowance for doubtful accounts of $9.2 and $4.0, respectively	149.7	149.4
Other receivables, net	33.3	35.7
Inventories, net	238.3	219.4
Deposits and prepayments	38.3	17.0
Deferred Income Taxes	5.8	—

Total current assets	491.7	450.7

Property and equipment, net	62.3	55.0
Goodwill	2.8	2.9
Other non-current assets, net	51.4	47.0

Total assets	$608.2	$555.6

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$65.2	$51.6
Book overdrafts	18.4	15.5
Cigarette and tobacco taxes payable	90.1	67.2
Accrued liabilities	59.9	56.0
Income taxes payable	—	6.9
Deferred income taxes	—	14.4

Total current liabilities	233.6	211.6

Long-term debt, net	53.7	78.0
Other tax liabilities	13.7	3.6
Claims liabilities, net of current portion	38.5	37.5
Pension liabilities	7.7	9.2

Total liabilities	347.2	339.9

Stockholders’ equity:
Common stock; $0.01 par value (50,000,000 shares authorized; 10,435,435 and 10,208,292 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively)	0.1	0.1
Additional paid-in capital	201.2	175.5
Retained earnings	59.3	40.2
Accumulated other comprehensive income (loss)	0.4	(0.1)

Total stockholders’ equity	261.0	215.7

Total liabilities and stockholders’ equity	$608.2	$555.6

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net sales	$1,477.5	$1,482.0	$4,187.6	$4,006.5
Cost of goods sold	1,392.3	1,403.0	3,930.3	3,789.2

Gross profit	85.2	79.0	257.3	217.3

Warehousing and distribution expenses	45.6	42.3	128.6	111.8
Selling, general and administrative expenses	34.6	28.1	95.3	79.8
Amortization of intangible assets	0.4	0.4	1.3	1.1

Total operating expenses	80.6	70.8	225.2	192.7

Income from operations	4.6	8.2	32.1	24.6
Interest expense	0.5	1.7	2.0	3.7
Interest income	(0.2)	(0.4)	(0.7)	(0.9)
Foreign currency transaction gains, net	(0.3)	—	(0.9)	(0.4)

Income before income taxes	4.6	6.9	31.7	22.2
Provision for income taxes	1.3	2.5	12.7	9.2

Net income	$3.3	$4.4	$19.0	$13.0

Basic income per common share	$0.32	$0.43	$1.84	$1.30

Diluted income per common share	$0.30	$0.40	$1.69	$1.19

Basic weighted average shares	10.4	10.1	10.4	10.0
Diluted weighted average shares	11.3	10.9	11.2	10.9

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net income	$19.0	$13.0
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	10.0	4.5
Amortization of stock-based compensation expense	4.1	3.3
Bad debt expense, net	5.5	(0.4)
Depreciation and amortization	11.0	9.2
Amortization of debt issuance costs	0.3	0.3
Foreign currency transaction gains, net	(0.9)	(0.4)
Deferred income taxes	—	0.2
Changes in operating assets and liabilities:
Accounts receivable	(4.2)	(2.9)
Other receivables	4.0	(1.9)
Inventories	(25.5)	17.5
Deposits, prepayments and other non-current assets	(22.8)	(6.4)
Accounts payable	13.2	34.3
Cigarette and tobacco taxes payable	19.3	(22.6)
Income taxes payable	(5.3)	(0.8)
Pension, claims and other accrued liabilities	1.1	(0.5)

Net cash provided by operating activities	28.8	46.4

Cash flows from investing activities:
Restricted cash	(0.6)	1.7
Acquisition of business, net of cash acquired	—	(55.8)
Additions to property and equipment, net	(13.3)	(8.2)
Proceeds from sale of fixed assets	0.1	0.3

Net cash used in investing activities	(13.8)	(62.0)

Cash flows from financing activities:
(Repayments) borrowings under revolving credit facility, net	(24.3)	9.2
Cash proceeds from exercise of common stock options	2.0	2.5
Excess tax deductions associated with stock-based compensation	1.1	1.7
Increase (decrease) in book overdrafts	2.9	(6.7)

Net cash (used in) provided by financing activities	(18.3)	6.7

Effects of changes in foreign exchange rates	(1.8)	(0.3)

Decrease in cash and cash equivalents	(5.1)	(9.2)
Cash and cash equivalents, beginning period	19.9	30.0

Cash and cash equivalents, end of period	$14.8	$20.8

Supplemental disclosures:
Cash paid during the period for:
Income taxes, net of refunds	$27.0	$7.6
Interest	$2.5	$3.7

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

ITEMS AFFECTING COMPARABILITY

(In millions)

(Unaudited)

The period-over-period comparisons of our Income from Operations are affected by the following pre-tax items that are disclosed in Management’s Discussion and Analysis in our Form 10Q for the quarter ended September 30, 2007:

	Three months ended September 30		Nine months ended September 30
	(Amounts in millions)
(Income) Expense	2007	2006	2007	2006
State of Washington OTP tax refund	$—	$—	$(13.3)	$—
LIFO Expense	4.6	0.8	9.3	3.7
Cigarette inventory holding profits	(2.3)	—	(6.7)	(0.6)
Bad Debt Charge related to two customers	5.2	—	5.2	—
Division Integration / Closure Costs	—	0.6	—	0.6
Severance Costs	—	—	0.6	—
Favorable workers compensation settlement	—	—	—	(2.0)
Favorable settlement AP/AR previously written off	—	—	—	(1.6)

State of Washington OTP Tax Refund

In April 2007, we entered into a settlement agreement with the State of Washington Department of Revenue related to a technical interpretation of the State of Washington’s Other Tobacco Tax Law which specifies a refund of Other Tobacco Product (OTP) tax of approximately $13.3 million, representing 25% of the State of Washington OTP tax we paid for the periods of December 1991 through December 1996 and May 1998 through June 2005. This refund was received in July 2007.

LIFO expense

The increase in LIFO expense in 2007 results from higher annual producer price index estimates primarily for cigarettes, grocery, and confectionery products.

Cigarette Inventory Holding Profits

The increase in cigarette inventory holding profits relate to increases in manufacturer prices and excise taxes.

Bad Debt Charge Related to Two Customers

During the third quarter of 2007, two of our customers experienced deteriorating financial conditions leading one of the customers to seek protection under Court Receivership in September of 2007. We believe this customer will file for bankruptcy under Chapter 11 in the near future. Based on management’s evaluation of the customers’ ability to make future payments, including the legal options available, we increased the allowance for doubtful accounts by $5.2 million in the third quarter of 2007 to provide for the collection risks with respect to these accounts receivable.

Division Integration/Closure Costs

Approximately $0.3 million of integration costs related to our acquisition in June of 2006 of Klein Candy Co., which is now our Pennsylvania division. Approximately, $0.3 million relates to consolidation and termination costs of our Victoria facility in British Columbia, Canada, which operations were consolidated with our Vancouver distribution center in Canada.

Severance Costs

During the second quarter of 2007 we had organizational changes in our Canadian operations resulting in severance costs of $0.6 million.

Favorable Workers Compensation Settlement

During the nine months ended September 30, 2006 we benefited from a $2.0 million reduction in workers compensation costs resulting from a favorable settlement of amounts owed by us for claims inherited in connection with the Fleming bankruptcy.

Favorable Settlement AP/AR previously written off

During the nine months ended September 30, 2006 we benefited from reversal of vendor payables determined not due and the favorable settlement of previously written-off receivables totaling $1.6 million.